                                                                    Exhibit 12 B

                                  SCHEDULE 12B


                  Telex Communications, Inc. and Subsidiaries
                   Computation of EBITDA to Interest Expense
                                 (In millions)

                                             New basis of accounting                      Predecessor basis of accounting
                                           ------------------------------    ------------------------------------------------------
                                           Fiscal Year      Period from         Period from         Fiscal year ended the last day
                                              Ended         February 11,       March 1, 1998                   February
                                           February 28        through             through          ---------------------------------
                                              1998       February 28, 1997   February 10, 1997     1996          1995          1994
                                           -----------   -----------------   -----------------    ------         -----         -----
EBITDA(1)                                     $22.4            $2.7                $19.6           $22.8         $24.3         $24.0
Interest Expense                              $39.5            $0.8                $  --           $  --         $  --         $  --
Ratio of EBITDA to interest expense             0.6             3.4                   --              --            --            --

(1) Included in Fiscal 1998 EBITDA, as presented, are non-cash compensation charges for stock options associated with the Recapitalization, non-recurring charges for management cash bonus, restructuring charges and non-cash impairment loss. Not included in the Fiscal 1998 results, as presented, is the proforma impact of the Merger of Old Telex and Old EVI.


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